Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated January 7, 2021 to

Pricing Supplement No. 28, Pricing Supplement No. 30, and Pricing Supplement No. 31, each dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 7, 2020 and January 7, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	15.368%	$76,840	December 14, 2020
$500,000	16.215%	$81,075	December 29, 2020

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 11, 2020 and January 7, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	59.362%	$593,620	December 14, 2020
$3,500,000	60.596%	$2,120,860	December 17, 2020
$4,000,000	62.091%	$2,483,640	December 30, 2020

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 5, 2020 and January 7, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,000,000	47.636%	$1,905,440	December 16, 2020
$2,100,000	47.636%	$1,000,356	December 16, 2020
$500,000	49.215%	$246,075	December 28, 2020
$1,500,000	48.290%	$724,350	December 30, 2020

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$17,600,000	52.456%	$9,232,256	$1,007.24 (1)

(1)       The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$1,007.24 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$50,663.90 as of the date hereof. After payment of the registration fee for this offering, US$49,656.66 remains available in SEK’s account for future registration fees.